NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. COMPLETES SLEEP ACQUISITION

          TOTOWA, N.J., July 17, 2007 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced acquisitions of a sleep diagnostic company and a durable equipment supplier in its Sleep Segment business unit.

          Sleep Services of America, Inc. (SSA), a majority owned Vital Signs subsidiary, acquired the assets of Southern Sleep Technologies, LLC and Southern Home Respiratory Care LLC. Southern Sleep Technologies, LLC primarily provides sleep diagnostic services in both free standing and hospital owned sleep laboratories, and Southern Home Respiratory Care LLC is a provider of CPAP equipment to sleep apnea patients.

          John Mathias, President of SSA said, “These acquisitions allow SSA to expand its geographic coverage in the greater Atlanta area. This acquisition propels our strategy of providing the patient with a complete range of sleep services. By guiding patients through the diagnostic procedure, through the training and use of CPAP devices and through follow-up services, SSA is uniquely positioned to address the patient’s sleep needs. We are excited that the founder and owner of the business will be staying with us to develop and improve the delivery of sleep diagnostic and therapeutic services.”

          Southern Sleep and Southern Home Respiratory had revenue of $2.1 Million in 2006 and the acquisition costs are approximately $3 million. Vital Signs now owns 73% of SSA, with the Johns Hopkins Health System Corporation owning 26%.

          Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care, sleep/ventilation and interventional cardiology/radiology markets achieving the number one market share position in five of its major product categories. Vital Signs is ISO 13485 certified and has CE Mark approval for its products. In 2006 Forbes Magazine named Vital Signs, Inc. as “one of the 200 Best Small Companies in the America” based on financial criteria.

          All statements in this press release (including statements regarding future success in the penetration of new markets) other than historical statements constitute Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors, the ability to integrate new subsidiaries, the reaction of competitors and the risk factors referred to by Vital Signs in its Annual Report on Form 10-k for the year ended September 30th, 2006.

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FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President or William Craig, CFO (973) 790-1330 http://www.vital-signs.com